Filed Pursuant to Rule 424(b)(2)

Registration Statement No. 333-253421

The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion. Dated December 28, 2022. GS Finance Corp. $ Autocallable Contingent Coupon S&P 500® Index-Linked Notes due guaranteed by The Goldman Sachs Group, Inc.

If the closing level of the S&P 500 Index® on any observation date is less than 90% of the initial index level, you will not receive a coupon on the applicable payment date. The amount that you will be paid on your notes (CUSIP: 40057PCR1) is based on the performance of the index. The notes will mature on the stated maturity date (expected to be February 9, 2026), unless automatically called on any observation date commencing in January 2024 to and including October 2025. Your notes will be automatically called if the closing level of the index on any such observation date is greater than or equal to the initial index level (set on the trade date, expected to be January 31, 2023). If your notes are automatically called, you will receive a payment on the next payment date (the fifth business day after the relevant observation date) equal to the face amount of your notes plus a coupon (as described below).

Observation dates are expected to be the last calendar day of each January, April, July, and October (provided that the observation date for January 2026 is expected to be February 2, 2026), commencing in April 2023 and ending in January 2026. If on any observation date the closing level of the index is greater than or equal to 90% of the initial index level, you will receive on the applicable payment date a coupon for each $1,000 face amount of your notes equal to $16.875 (1.6875% quarterly, or the potential for up to approximately at least 6.75% per annum) (set on the trade date).

If the notes have not been automatically called, at maturity, for each $1,000 face amount of your notes, you will receive $1,000 plus the final coupon, if any.

You should read the disclosure herein to better understand the terms and risks of your investment, including the credit risk of GS Finance Corp. and The Goldman Sachs Group, Inc. See page PS-9.

The estimated value of your notes at the time the terms of your notes are set on the trade date is expected to be between $925 and $965 per $1,000 face amount. For a discussion of the estimated value and the price at which Goldman Sachs & Co. LLC would initially buy or sell your notes, if it makes a market in the notes, see the following page.

Original issue date:	expected to be February 3, 2023	Original issue price:	100% of the face amount
Underwriting discount:	% of the face amount*	Net proceeds to the issuer:	% of the face amount

* See “Supplemental Plan of Distribution; Conflicts of Interest” on page PS-19 for additional information regarding the fees comprising the underwriting discount.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense. The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Goldman Sachs & Co. LLC

Pricing Supplement No.     dated                    , 2023.

The issue price, underwriting discount and net proceeds listed above relate to the notes we sell initially.  We may decide to sell additional notes after the date of this pricing supplement, at issue prices and with underwriting discounts and net proceeds that differ from the amounts set forth above. The return (whether positive or negative) on your investment in notes will depend in part on the issue price you pay for such notes.

GS Finance Corp. may use this prospectus in the initial sale of the notes. In addition, Goldman Sachs & Co. LLC or any other affiliate of GS Finance Corp. may use this prospectus in a market-making transaction in a note after its initial sale.  Unless GS Finance Corp. or its agent informs the purchaser otherwise in the confirmation of sale, this prospectus is being used in a market-making transaction.

Estimated Value of Your Notes

The estimated value of your notes at the time the terms of your notes are set on the trade date (as determined by reference to pricing models used by Goldman Sachs & Co. LLC (GS&Co.) and taking into account our credit spreads) is expected to be between $925 and $965 per $1,000 face amount, which is less than the original issue price.  The value of your notes at any time will reflect many factors and cannot be predicted; however, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would initially buy or sell notes (if it makes a market, which it is not obligated to do) and the value that GS&Co. will initially use for account statements and otherwise is equal to approximately the estimated value of your notes at the time of pricing, plus an additional amount (initially equal to $        per $1,000 face amount).

Prior to         , the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would buy or sell your notes (if it makes a market, which it is not obligated to do) will equal approximately the sum of (a) the then-current estimated value of your notes (as determined by reference to GS&Co.’s pricing models) plus (b) any remaining additional amount (the additional amount will decline to zero on a straight-line basis from the time of pricing through         ). On and after                , the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would buy or sell your notes (if it makes a market) will equal approximately the then-current estimated value of your notes determined by reference to such pricing models.

About Your Prospectus

The notes are part of the Medium-Term Notes, Series F program of GS Finance Corp. and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. This prospectus includes this pricing supplement and the accompanying documents listed below. This pricing supplement constitutes a supplement to the documents listed below, does not set forth all of the terms of your notes and therefore should be read in conjunction with such documents:

●General terms supplement no. 2,913 dated June 17, 2021

●Underlier supplement no. 30 dated December 22, 2022

●Prospectus supplement dated March 22, 2021

●Prospectus dated March 22, 2021

The information in this pricing supplement supersedes any conflicting information in the documents listed above. In addition, some of the terms or features described in the listed documents may not apply to your notes.

We refer to the notes we are offering by this pricing supplement as the “offered notes” or the “notes”. Each of the offered notes has the terms described below. Please note that in this pricing supplement, references to “GS Finance Corp.”, “we”, “our” and “us” mean only GS Finance Corp. and do not include its subsidiaries or affiliates, references to “The Goldman Sachs Group, Inc.”, our parent company, mean only The Goldman Sachs Group, Inc. and do not include its subsidiaries or affiliates and references to “Goldman Sachs” mean The Goldman Sachs Group, Inc. together with its consolidated subsidiaries and affiliates, including us. The notes will be issued under the senior debt indenture, dated as of October 10, 2008, as supplemented by the First Supplemental Indenture, dated as of February 20, 2015, each among us, as issuer, The Goldman Sachs Group, Inc., as guarantor, and The Bank of New York Mellon, as trustee. This indenture, as so supplemented and as further supplemented thereafter, is referred to as the “GSFC 2008 indenture” in the accompanying prospectus supplement.

The notes will be issued in book-entry form and represented by master note no. 3, dated March 22, 2021.

Terms AND CONDITIONS

CUSIP / ISIN: 40057PCR1 / US40057PCR10

Company (Issuer): GS Finance Corp.

Guarantor:  The Goldman Sachs Group, Inc.

Underlier:  the S&P 500® Index (current Bloomberg symbol: “SPX Index”), or any successor underlier, as it may be modified, replaced or adjusted from time to time as provided herein

Face amount: $        in the aggregate on the original issue date; the aggregate face amount may be increased if the company, at its sole option, decides to sell an additional amount on a date subsequent to the trade date

Authorized denominations: $1,000 or any integral multiple of $1,000 in excess thereof

Principal amount:  Subject to redemption by the company as provided under “— Company’s redemption right (automatic call feature)” below, on the stated maturity date, in addition to the final coupon, if any, the company will pay, for each $1,000 of the outstanding face amount, an amount in cash equal to $1,000.

Company’s redemption right (automatic call feature):  if a redemption event occurs, then the outstanding face amount will be automatically redeemed in whole and the company will pay, in addition to the coupon then due, an amount in cash on the following call payment date, for each $1,000 of the outstanding face amount, equal to $1,000

Redemption event: a redemption event will occur if, as measured on any call observation date, the closing level of the underlier is greater than or equal to the initial underlier level

Initial underlier level (set on the trade date):

Coupon: subject to the company’s redemption right, on each coupon payment date, for each $1,000 of the outstanding face amount, the company will pay an amount in cash equal to:

•

if the closing level of the underlier on the related coupon observation date is greater than or equal to the coupon trigger level, $16.875 (1.6875% quarterly, or the potential for up to approximately at least 6.75% per annum) (set on the trade date); or

•	if the closing level of the underlier on the related coupon observation date is less than the coupon trigger level, $0

The coupon paid on any coupon payment date will be paid to the person in whose name this note is registered as of the close of business on the regular record date for such coupon payment date. If the coupon is due at maturity but on a day that is not a coupon payment date, the coupon will be paid to the person entitled to receive the principal of this note.

Coupon trigger level:  90% of the initial underlier level

Trade date:  expected to be January 31, 2023

Original issue date (set on the trade date): expected to be February 3, 2023

Determination date (set on the trade date): the last coupon observation date, expected to be February 2, 2026, subject to adjustment as described under “— Coupon observation dates” below

Stated maturity date (set on the trade date): expected to be February 9, 2026, unless that day is not a business day, in which case the stated maturity date will be postponed to the next following business day.  The stated maturity date will also be postponed if the determination date is postponed as described under “— Determination date” above. In such a case, the stated maturity date will be postponed by the same number of business day(s) from but excluding the originally scheduled determination date to and including the actual determination date.

Call observation dates (set on the trade date):  expected to be each coupon observation date commencing in January 2024 and ending in October 2025, subject to adjustment as described under “— Coupon observation dates” below

Call payment dates:  expected to be the fifth business day after each call observation date, subject to adjustment as provided under “— Call observation dates” above

Coupon observation dates (set on the trade date): expected to be the last calendar day of each January, April, July, and October (provided that the coupon observation date for January 2026 is expected to be February 2, 2026), commencing in April 2023 and ending in January 2026, unless the calculation agent determines that a market disruption event occurs or is continuing on that day or that day is not otherwise a trading day. In that event, the coupon observation date will be the first following trading day on which the calculation agent determines that a market disruption event does not occur and is not continuing. In no event, however, will the coupon observation date be postponed to a date later than the originally scheduled coupon payment date (based on the originally scheduled coupon observation date) or, if the originally scheduled coupon payment date is not a business day, later than the first business day after the originally scheduled coupon payment date. On such last possible coupon observation date applicable to the relevant coupon payment date, if a market disruption event occurs or is continuing or such day is not a trading day, that day will nevertheless be the coupon observation date.

Coupon payment dates (set on the trade date): expected to be the fifth business day after each coupon observation date (except that the final coupon payment date will be the stated maturity date), subject to adjustment as described under “— Coupon observation dates” above

Closing level: for any given trading day, the official closing level of the underlier or any successor underlier published by the underlier sponsor on such trading day

Trading day: a day on which the respective principal securities markets for all of the underlier stocks are open for trading, the underlier sponsor is open for business and the underlier is calculated and published by the underlier sponsor

Successor underlier: any substitute underlier approved by the calculation agent as a successor underlier as provided under “— Discontinuance or modification of the underlier” below

Underlier sponsor: at any time, the person or entity, including any successor sponsor, that determines and publishes the underlier as then in effect. The notes are not sponsored, endorsed, sold or promoted by the underlier sponsor or any of its affiliates and the underlier sponsor and its affiliates make no representation regarding the advisability of investing in the notes.

Underlier stocks: at any time, the stocks that comprise the underlier as then in effect, after giving effect to any additions, deletions or substitutions

Market disruption event: With respect to any given trading day, any of the following will be a market disruption event with respect to the underlier:

●

a suspension, absence or material limitation of trading in underlier stocks constituting 20% or more, by weight, of the underlier on their respective primary markets, in each case for more than two consecutive hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion,

●

a suspension, absence or material limitation of trading in option or futures contracts relating to the underlier or to underlier stocks constituting 20% or more, by weight, of the underlier in the respective primary markets for those contracts, in each case for more than two consecutive hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion, or

●

underlier stocks constituting 20% or more, by weight, of the underlier, or option or futures contracts, if available, relating to the underlier or to underlier stocks constituting 20% or more, by weight, of the underlier do not trade on what were the respective primary markets for those underlier stocks or contracts, as determined by the calculation agent in its sole discretion, and, in the case of any of these events, the calculation agent determines in its sole discretion that such event could materially interfere with the ability of the company or any of its affiliates or a similarly situated person to unwind all or a material portion of a hedge that could be effected with respect to this note.

The following events will not be market disruption events:

●	a limitation on the hours or numbers of days of trading, but only if the limitation results from an announced change in the regular business hours of the relevant market, and
●	a decision to permanently discontinue trading in option or futures contracts relating to the underlier or to any underlier stock.

For this purpose, an “absence of trading” in the primary securities market on which an underlier stock is traded, or on which option or futures contracts relating to the underlier or an underlier stock are traded, will not include any time when that market is itself closed for trading under ordinary circumstances. In contrast, a suspension or limitation of trading in an underlier stock or in option or futures contracts, if available, relating to the underlier or an underlier stock in the primary market for that stock or those contracts, by reason of:

●	a price change exceeding limits set by that market,
●	an imbalance of orders relating to that underlier stock or those contracts, or
●	a disparity in bid and ask quotes relating to that underlier stock or those contracts,

will constitute a suspension or material limitation of trading in that stock or those contracts in that market.

Consequences of a market disruption event or a non-trading day: If a market disruption event occurs or is continuing on a day that would otherwise be a coupon observation date or the determination date, or such day is not a trading day, then such coupon observation date or the determination date will be postponed as described under “- Coupon observation dates” or “- Determination date” above.

If the calculation agent determines that the closing level of the underlier that must be used to determine the amount payable on a coupon payment date or the stated maturity date is not available on the last possible coupon observation date or the last possible determination date because of a market disruption event, a non-trading day or for any other reason (other than as described under “- Discontinuance or modification of the underlier” below), then the calculation agent will nevertheless determine the level of the underlier based on its assessment, made in its sole discretion, of the level of the underlier on that day.

Discontinuance or modification of the underlier: If the underlier sponsor discontinues publication of the underlier and the underlier sponsor or anyone else publishes a substitute underlier that the calculation agent determines is comparable to the underlier and approves as a successor underlier, or if the calculation agent designates a substitute underlier, then the calculation agent will determine the coupon payable, if any, on the relevant coupon payment date, the amount payable on the call payment date by reference to such successor underlier.

If the calculation agent determines on a coupon observation date or the determination date, as applicable, that the publication of the underlier is discontinued and there is no successor underlier, the calculation agent will determine the coupon on the related coupon payment date or the stated maturity date, as applicable, by a computation methodology that the calculation agent determines will as closely as reasonably possible replicate the underlier.

If the calculation agent determines that (i) the underlier, the underlier stocks or the method of calculating the underlier is changed at any time in any respect — including any addition, deletion or substitution and any reweighting or rebalancing of the underlier or the underlier stocks and whether the change is made by the underlier sponsor under its existing policies or following a modification of those policies, is due to the publication of a successor underlier, is due to events affecting one or more of the underlier stocks or their issuers or is due to any other reason — and is not otherwise reflected in the level of the underlier by the underlier sponsor pursuant to the then-current underlier methodology of the underlier or (ii) there has been a split or reverse split of the underlier, then the calculation agent will be permitted (but not required) to make such adjustments in the underlier or the method of its calculation as it believes are appropriate to ensure that the levels of the underlier used to determine the coupon on the related coupon payment date or the stated maturity date, as applicable, is equitable.

All determinations and adjustments to be made by the calculation agent with respect to the underlier may be made by the calculation agent in its sole discretion. The calculation agent is not obligated to make any such adjustments.

Regular record dates:  the scheduled business day immediately preceding the day on which payment is to be made (as such payment date may be adjusted)

Calculation agent:  Goldman Sachs & Co. LLC (“GS&Co.”)

Tax characterization: The holder, on behalf of itself and any other person having a beneficial interest in this note, hereby agrees with the company (in the absence of a change in law, an administrative determination or a judicial ruling to the contrary) to characterize this note for all U.S. federal income tax purposes as a variable rate debt instrument or if, based on market conditions on the trade date, the company takes the position that it is reasonably expected that the return on this note during the first half of this note’s term will be significantly greater or less than the return on this note during the second half of this note’s term, a contingent payment debt instrument.

Overdue principal rate and overdue coupon rate: the effective Federal Funds rate

Hypothetical ExampleS

The following examples are provided for purposes of illustration only. They should not be taken as an indication or prediction of future investment results and are intended merely to illustrate (i) the impact that various hypothetical closing levels of the underlier on a coupon observation date could have on the coupon payable, if any, on the related coupon payment date assuming all other variables remain constant.

The examples below are based on a range of underlier levels that are entirely hypothetical; no one can predict what the closing level of the underlier will be on any day throughout the life of your notes, what the closing level of the underlier will be on any coupon observation date or call observation date, as the case may be. The underlier has been highly volatile in the past — meaning that the underlier level has changed substantially in relatively short periods — and its performance cannot be predicted for any future period.

The information in the following examples reflects hypothetical rates of return on the offered notes assuming that they are purchased on the original issue date at the face amount and held to a call payment date or the stated maturity date.  If you sell your notes in a secondary market prior to a call payment date or the stated maturity date, as the case may be, your return will depend upon the market value of your notes at the time of sale, which may be affected by a number of factors that are not reflected in the examples below such as interest rates, the volatility of the underlier, the creditworthiness of GS Finance Corp., as issuer, and the creditworthiness of The Goldman Sachs Group, Inc., as guarantor.  In addition, the estimated value of your notes at the time the terms of your notes are set on the trade date (as determined by reference to pricing models used by GS&Co.) is less than the original issue price of your notes.  For more information on the estimated value of your notes, see “Additional Risk Factors Specific to Your Notes — The Estimated Value of Your Notes At the Time the Terms of Your Notes Are Set On the Trade Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Notes” on page PS-9 of this pricing supplement.  The information in the examples also reflects the key terms and assumptions in the box below.

Key Terms and Assumptions
Face amount	$1,000
Coupon	$16.875 (1.6875% quarterly, or the potential for up to approximately 6.75% per annum)
Coupon trigger level	90% of the initial underlier level

The notes are not automatically called, unless otherwise indicated below

Neither a market disruption event nor a non-trading day occurs on any originally scheduled coupon observation date or call observation date or the originally scheduled determination date

No change in or affecting any of the underlier stocks or the method by which the underlier sponsor calculates the underlier

Notes purchased on original issue date at the face amount and held to a call payment date or the stated maturity date

Moreover, we have not yet set the initial underlier level that will serve as the baseline for determining the coupon payable on each coupon payment date, if any and if the notes will be automatically called. We will not do so until the trade date. As a result, the actual initial underlier level may differ substantially from the underlier levels prior to the trade date. They may also differ substantially from the underlier level at the time you purchase your notes.

For these reasons, the actual performance of the underlier over the life of your notes, the actual underlier level on any call observation date or coupon observation date, as well as the coupon payable, if any, on each coupon payment date, may bear little relation to the hypothetical examples shown below or to the historical underlier level shown elsewhere in this pricing supplement. For information about the underlier levels during recent periods, see “The Underlier — Historical Closing Levels of the Underlier” on page PS-14. Before investing in the notes, you should consult publicly available information to determine the level of the underlier between the date of this pricing supplement and the date of your purchase of the notes.

Also, the hypothetical examples shown below do not take into account the effects of applicable taxes. Because of the U.S. tax treatment applicable to your notes, tax liabilities could affect the after-tax rate of return on your notes to a comparatively greater extent than the after-tax return on the underlier stocks.

Hypothetical Coupon Payments

The examples below show the hypothetical performance of the underlier as well as the hypothetical coupons, if any, that we would pay on each coupon payment date with respect to each $1,000 face amount of the notes if the hypothetical closing level of the underlier on the applicable coupon observation date was the percentage of the initial underlier level shown.

Scenario 1

Hypothetical Coupon Observation Date	Hypothetical Closing Level of the Underlier (as Percentage of Initial Underlier Level)	Hypothetical Coupon
First	50%	$0
Second	90%	$16.875
Third	60%	$0
Fourth	60%	$0
Fifth	50%	$0
Sixth	95%	$16.875
Seventh	50%	$0
Eighth	55%	$0
Ninth	60%	$0
Tenth	60%	$0
Eleventh	45%	$0
Twelfth	40%	$0
	Total Hypothetical Coupons	$33.75

In Scenario 1, the hypothetical closing level of the underlier increases and decreases by varying amounts on each hypothetical coupon observation date.  Because the hypothetical closing level of the underlier on the second and sixth hypothetical coupon observation dates is greater than or equal to the coupon trigger level, the total of the hypothetical coupons in Scenario 1 is $33.75.  Because the hypothetical closing level of the underlier on all other hypothetical coupon observation dates is less than the coupon trigger level, no further coupons will be paid, including at maturity.

Scenario 2

Hypothetical Coupon Observation Date	Hypothetical Closing Level of the Underlier (as Percentage of Initial Underlier Level)	Hypothetical Coupon
First	30%	$0
Second	20%	$0
Third	25%	$0
Fourth	50%	$0
Fifth	45%	$0
Sixth	50%	$0
Seventh	60%	$0
Eighth	55%	$0
Ninth	55%	$0
Tenth	45%	$0
Eleventh	45%	$0
Twelfth	40%	$0
	Total Hypothetical Coupons	$0

In Scenario 2, the hypothetical closing level of the underlier increases and decreases by varying amounts on each hypothetical coupon observation date.  Because in each case the hypothetical closing level of the underlier on the related coupon observation date is less than the coupon trigger level, you will not receive a coupon payment on the applicable hypothetical coupon payment date. Since this occurs on every hypothetical coupon observation date, the overall return you earn on your notes will be zero.  Therefore, the total of the hypothetical coupons in Scenario 2 is $0.

Scenario 3

Hypothetical Coupon Observation Date	Hypothetical Closing Level of the Underlier (as Percentage of Initial Underlier Level)	Hypothetical Coupon
First	55%	$0
Second	20%	$0
Third	25%	$0
Fourth	120%	$16.875
	Total Hypothetical Coupons	$16.875

In Scenario 3, the hypothetical closing level of the underlier is less than the coupon trigger level on the first three hypothetical coupon observation dates, but increases to a level that is greater than the initial underlier level on the fourth hypothetical coupon observation date. Because the hypothetical closing level of the underlier is greater than or equal to the initial underlier level on the fourth hypothetical coupon observation date (which is also the first hypothetical call observation date), your notes will be automatically called.  Therefore, on the corresponding hypothetical call payment date, in addition to the hypothetical coupon of $16.875, you will receive an amount in cash equal to $1,000 for each $1,000 face amount of your notes.

Payments on the notes are economically equivalent to the amounts that would be paid on a combination of other instruments. For example, payments on the notes are economically equivalent to a combination of an interest-bearing bond bought by the holder and one or more options entered into between the holder and us (with one or more implicit option premiums paid over time). The discussion in this paragraph does not modify or affect the terms of the notes or the U.S. federal income tax treatment of the notes, as described elsewhere in this pricing supplement.

We cannot predict the actual closing level of the underlier on any day or what the market value of your notes will be on any particular trading day, nor can we predict the relationship between the closing level of the underlier and the market value of your notes at any time prior to the stated maturity date. The actual coupon payment, if any, that a holder of the notes will receive on each coupon payment date and the rate of return on the offered notes will depend on whether or not the notes are automatically called, the actual initial underlier level, which we will set on the trade date, and on the actual closing level of the underlier on the coupon observation dates determined by the calculation agent as described above. Moreover, the assumptions on which the hypothetical examples are based may turn out to be inaccurate. Consequently, the coupon to be paid in respect of your notes, if any, may be very different from the information reflected in the examples above.

Additional Risk Factors Specific to Your Notes

An investment in your notes is subject to the risks described below, as well as the risks and considerations described in the accompanying prospectus, in the accompanying prospectus supplement, under “Additional Risk Factors Specific to the Securities” in the accompanying underlier supplement no. 30 and under “Additional Risk Factors Specific to the Notes” in the accompanying general terms supplement no. 2,913. You should carefully review these risks and considerations as well as the terms of the notes described herein and in the accompanying prospectus, the accompanying prospectus supplement, the accompanying underlier supplement no. 30 and the accompanying general terms supplement no. 2,913. Your notes are a riskier investment than ordinary debt securities. Also, your notes are not equivalent to investing directly in the underlier stocks, i.e., the stocks comprising the underlier to which your notes are linked. You should carefully consider whether the offered notes are appropriate given your particular circumstances.

Risks Related to Structure, Valuation and Secondary Market Sales

The Estimated Value of Your Notes At the Time the Terms of Your Notes Are Set On the Trade Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Notes

The original issue price for your notes exceeds the estimated value of your notes as of the time the terms of your notes are set on the trade date, as determined by reference to GS&Co.’s pricing models and taking into account our credit spreads. Such estimated value on the trade date is set forth above under “Estimated Value of Your Notes”; after the trade date, the estimated value as determined by reference to these models will be affected by changes in market conditions, the creditworthiness of GS Finance Corp., as issuer, the creditworthiness of The Goldman Sachs Group, Inc., as guarantor, and other relevant factors.  The price at which GS&Co. would initially buy or sell your notes (if GS&Co. makes a market, which it is not obligated to do), and the value that GS&Co. will initially use for account statements and otherwise, also exceeds the estimated value of your notes as determined by reference to these models.  As agreed by GS&Co. and the distribution participants, this excess (i.e., the additional amount described under “Estimated Value of Your Notes”) will decline to zero on a straight line basis over the period from the date hereof through the applicable date set forth above under “Estimated Value of Your Notes”.  Thereafter, if GS&Co. buys or sells your notes it will do so at prices that reflect the estimated value determined by reference to such pricing models at that time.  The price at which GS&Co. will buy or sell your notes at any time also will reflect its then current bid and ask spread for similar sized trades of structured notes.

In estimating the value of your notes as of the time the terms of your notes are set on the trade date, as disclosed above under “Estimated Value of Your Notes”, GS&Co.’s pricing models consider certain variables, including principally our credit spreads, interest rates (forecasted, current and historical rates), volatility, price-sensitivity analysis and the time to maturity of the notes. These pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, the actual value you would receive if you sold your notes in the secondary market, if any, to others may differ, perhaps materially, from the estimated value of your notes determined by reference to our models due to, among other things, any differences in pricing models or assumptions used by others. See “— The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” below.

The difference between the estimated value of your notes as of the time the terms of your notes are set on the trade date and the original issue price is a result of certain factors, including principally the underwriting discount and commissions, the expenses incurred in creating, documenting and marketing the notes, and an estimate of the difference between the amounts we pay to GS&Co. and the amounts GS&Co. pays to us in connection with your notes. We pay to GS&Co. amounts based on what we would pay to holders of a non-structured note with a similar maturity. In return for such payment, GS&Co. pays to us the amounts we owe under your notes.

In addition to the factors discussed above, the value and quoted price of your notes at any time will reflect many factors and cannot be predicted.  If GS&Co. makes a market in the notes, the price quoted by

GS&Co. would reflect any changes in market conditions and other relevant factors, including any deterioration in our creditworthiness or perceived creditworthiness or the creditworthiness or perceived creditworthiness of The Goldman Sachs Group, Inc. These changes may adversely affect the value of your notes, including the price you may receive for your notes in any market making transaction. To the extent that GS&Co. makes a market in the notes, the quoted price will reflect the estimated value determined by reference to GS&Co.’s pricing models at that time, plus or minus its then current bid and ask spread for similar sized trades of structured notes (and subject to the declining excess amount described above).

Furthermore, if you sell your notes, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount. This commission or discount will further reduce the proceeds you would receive for your notes in a secondary market sale.

There is no assurance that GS&Co. or any other party will be willing to purchase your notes at any price and, in this regard, GS&Co. is not obligated to make a market in the notes. See “Additional Risk Factors Specific to the Notes — Your Notes May Not Have an Active Trading Market” on page S-7 of the accompanying general terms supplement no. 2,913.

The Notes Are Subject to the Credit Risk of the Issuer and the Guarantor

Although the coupons (if any) and return on the notes will be based on the performance of the underlier, the payment of any amount due on the notes is subject to the credit risk of GS Finance Corp., as issuer of the notes, and the credit risk of The Goldman Sachs Group, Inc., as guarantor of the notes. The notes are our unsecured obligations.  Investors are dependent on our ability to pay all amounts due on the notes, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. Similarly, investors are dependent on the ability of The Goldman Sachs Group, Inc., as guarantor of the notes, to pay all amounts due on the notes, and therefore are also subject to its credit risk and to changes in the market’s view of its creditworthiness.  See “Description of the Notes We May Offer — Information About Our Medium-Term Notes, Series F Program — How the Notes Rank Against Other Debt” on page S-5 of the accompanying prospectus supplement and “Description of Debt Securities We May Offer – Guarantee by The Goldman Sachs Group, Inc.” on page 67 of the accompanying prospectus.

You May Not Receive a Coupon on Any Coupon Payment Date

If the closing level of the underlier on the related coupon observation date is less than the coupon trigger level, you will not receive a coupon payment on the applicable coupon payment date. If this occurs on every coupon observation date, the overall return you earn on your notes will be zero and such return will be less than you would have earned by investing in a note that bears interest at the prevailing market rate.

You will only receive a coupon on a coupon payment date if the closing level of the underlier on the related coupon observation date is greater than or equal to the coupon trigger level.  You should be aware that, with respect to prior coupon observation dates that did not result in the payment of a coupon, you will not be compensated for any opportunity cost implied by inflation and other factors relating to the time value of money.  Further, there is no guarantee that you will receive any coupon payment with respect to the notes at any time.

Your Notes Are Subject to Automatic Redemption

We will automatically call and redeem all, but not part, of your notes on a call payment date if, as measured on any call observation date, the closing level of the underlier is greater than or equal to the initial underlier level. Therefore, the term for your notes may be reduced. You will not receive any additional coupon payments after the notes are automatically called and you may not be able to reinvest the proceeds from an investment in the notes at a comparable return for a similar level of risk in the event the notes are automatically called prior to maturity. For the avoidance of doubt, if your notes are automatically called, no discounts, commissions or fees described herein will be rebated or reduced.

The Coupon Does Not Reflect the Actual Performance of the Underlier from the Trade Date to Any Coupon Observation Date or from Coupon Observation Date to Coupon Observation Date

The coupon for each monthly coupon payment date is different from, and may be less than, a coupon determined based on the percentage difference of the closing level of the underlier between the trade date and any coupon observation date or between two coupon observation dates. Accordingly, the coupons, if any, on the notes may be less than the return you could earn on another instrument linked to the underlier that pays coupons based on the performance of the underlier from the trade date to any coupon observation date or from coupon observation date to coupon observation date.

The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors

When we refer to the market value of your notes, we mean the value that you could receive for your notes if you chose to sell them in the open market before the stated maturity date. A number of factors, many of which are beyond our control, will influence the market value of your notes, including:

•	the level of the underlier;
•	the volatility – i.e., the frequency and magnitude of changes – in the closing level of the underlier;
•	the dividend rates of the underlier stocks;
•

economic, financial, regulatory, political, military, public health and other events that affect stock markets generally and the underlier stocks, and which may affect the closing level of the underlier;

•	interest rates and yield rates in the market;
•	the time remaining until your notes mature; and
•

our creditworthiness and the creditworthiness of The Goldman Sachs Group, Inc., whether actual or perceived, and including actual or anticipated upgrades or downgrades in our credit ratings or the credit ratings of The Goldman Sachs Group, Inc. or changes in other credit measures.

Without limiting the foregoing, the market value of your notes may be negatively impacted by increasing interest rates. Such adverse impact of increasing interest rates could be significantly enhanced in notes with longer-dated maturities, the market values of which are generally more sensitive to increasing interest rates.

These factors may influence the market value of your notes if you sell your notes before maturity, including the price you may receive for your notes in any market making transaction. If you sell your notes prior to maturity, you may receive less than the face amount of your notes. You cannot predict the future performance of the underlier based on its historical performance.

If You Purchase Your Notes at a Premium to Face Amount, the Return on Your Investment Will Be Lower Than the Return on Notes Purchased at Face Amount and the Impact of Certain Key Terms of the Notes Will Be Negatively Affected

The amount you will be paid at maturity or on a call payment date will not be adjusted based on the issue price you pay for the notes. If you purchase notes at a price that differs from the face amount of the notes, then the return on your investment in such notes held to a call payment date or the stated maturity date will differ from, and may be substantially less than, the return on notes purchased at face amount. If you purchase your notes at a premium to face amount and hold them to a call payment date or the stated maturity date, the return on your investment in the notes will be lower than it would have been had you purchased the notes at face amount or a discount to face amount.

You Have No Shareholder Rights or Rights to Receive Any Underlier Stock

Investing in your notes will not make you a holder of any of the underlier stocks. Neither you nor any other holder or owner of your notes will have any rights with respect to the underlier stocks, including any voting rights, any right to receive dividends or other distributions, any rights to make a claim against the underlier stocks or any other rights of a holder of the underlier stocks. Your notes will be paid in cash, as will any coupon payments, and you will have no right to receive delivery of any underlier stocks.

We May Sell an Additional Aggregate Face Amount of the Notes at a Different Issue Price

At our sole option, we may decide to sell an additional aggregate face amount of the notes subsequent to the date of this pricing supplement. The issue price of the notes in the subsequent sale may differ substantially (higher or lower) from the issue price you paid as provided on the cover of this pricing supplement.

Risks Related to Tax

The Tax Treatment of Your Notes is Uncertain. However, It Would be Reasonable To Treat Your Notes as Variable Rate Debt Instruments for U.S. Federal Income Tax Purposes

The tax treatment of your notes is uncertain. However, it would be reasonable to treat your notes as variable rate debt instruments for U.S. federal income tax purposes and the issuer expects to so treat the notes. Under those rules, you generally will be required to account for coupons on the notes in the manner described under “Supplemental Discussion of U.S. Federal Income Tax Consequences” below. If you are a secondary purchaser of the notes, the tax consequences to you may be different. Please see “Supplemental Discussion of U.S. Federal Income Tax Consequences” below for a more detailed discussion. Please also consult your tax advisor concerning the U.S. federal income tax and any other applicable tax consequences to you of owning your notes in your particular circumstances.

Foreign Account Tax Compliance Act (FATCA) Withholding May Apply to Payments on Your Notes, Including as a Result of the Failure of the Bank or Broker Through Which You Hold the Notes to Provide Information to Tax Authorities

Please see the discussion under “United States Taxation — Taxation of Debt Securities — Foreign Account Tax Compliance Act (FATCA) Withholding” in the accompanying prospectus for a description of the applicability of FATCA to payments made on your notes.

The UNDERLIER

The S&P 500® Index includes a representative sample of 500 companies in leading industries of the U.S. economy and is intended to provide a performance benchmark for the large-cap U.S. equity markets. For more details about the underlier, the underlier sponsor and license agreement between the underlier sponsor and the issuer, see “The Underliers — S&P 500® Index” on page S-106 of the accompanying underlier supplement no. 30.

The S&P 500® Index is a product of S&P Dow Jones Indices LLC, and has been licensed for use by GS Finance Corp. (“Goldman”). Standard & Poor’s® and S&P® are registered trademarks of Standard & Poor’s Financial Services LLC; Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”) and these trademarks have been licensed for use by S&P Dow Jones Indices LLC and sublicensed for certain purposes by Goldman. Goldman’s notes are not sponsored, endorsed, sold or promoted by S&P Dow Jones Indices LLC, Dow Jones, Standard & Poor’s Financial Services LLC or any of their respective affiliates and neither S&P Dow Jones Indices LLC, Dow Jones, Standard & Poor’s Financial Services LLC or any of their respective affiliates make any representation regarding the advisability of investing in such notes.

Historical Closing Levels of the Underlier

The closing level of the underlier has fluctuated in the past and may, in the future, experience significant fluctuations. In particular, the underlier has recently experienced extreme and unusual volatility. Any historical upward or downward trend in the closing level of the underlier during the period shown below is not an indication that the underlier is more or less likely to increase or decrease at any time during the life of your notes.

You should not take the historical closing levels of the underlier as an indication of the future performance of the underlier, including because of the recent volatility described above. We cannot give you any assurance that the future performance of the underlier or the underlier stocks will result in you receiving any coupon payments.

Neither we nor any of our affiliates make any representation to you as to the performance of the underlier. Before investing in the offered notes, you should consult publicly available information to determine the levels of the underlier between the date of this pricing supplement and the date of your purchase of the offered notes and, given the recent volatility described above, you should pay particular attention to recent levels of the underlier. The actual performance of the underlier over the life of the offered notes may bear little relation to the historical levels shown below.

The graph below shows the daily historical closing levels of the underlier from January 1, 2017 through December 23, 2022. As a result, the following graph does not reflect the global financial crisis which began in 2008, which had a materially negative impact on the price of most equity securities and, as a result, the level of most equity indices. We obtained the closing levels in the graph below from Bloomberg Financial Services, without independent verification.

Historical Performance of the S&P 500® Index

Closing Level
5000
4000
3000
2000
1000
0
Jan-2017
Jan-2018
Jan-2019
Jan-2020
Jan-2021
Jan-2022

Supplemental Discussion of U.S. Federal Income Tax Consequences

The following section supplements the discussion of U.S. federal income taxation in the accompanying prospectus.

The following section is the opinion of Sidley Austin llp, counsel to GS Finance Corp. and The Goldman Sachs Group, Inc.  In addition, it is the opinion of Sidley Austin llp that the characterization of the notes for U.S. federal income tax purposes that will be required under the terms of the notes, as discussed below, is a reasonable interpretation of current law.

This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

•	a dealer in securities or currencies;
•	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings;
•	a bank;
•	a life insurance company;
•	a regulated investment company;
•	an accrual method taxpayer subject to special tax accounting rules as a result of its use of financial statements;
•	a tax exempt organization;
•	a partnership;
•	a person that owns a note as a hedge or that is hedged against interest rate risks;
•	a person that owns a note as part of a straddle or conversion transaction for tax purposes; or
•	a United States holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

Although this section is based on the U.S. Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect, no statutory, judicial or administrative authority directly discusses how your notes should be treated for U.S. federal income tax purposes, and as a result, the U.S. federal income tax consequences of your investment in your notes are uncertain. Moreover, these laws are subject to change, possibly on a retroactive basis.

You should consult your tax advisor concerning the U.S. federal income tax and other tax consequences of your investment in the notes, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

United States Holders

This section applies to you only if you are a United States holder that holds your notes as a capital asset for tax purposes. You are a United States holder if you are a beneficial owner of a note and you are:

•	a citizen or resident of the United States;
•	a domestic corporation;
•	an estate whose income is subject to U.S. federal income tax regardless of its source; or
•

a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

Tax Treatment. The tax treatment of your notes is uncertain. The tax treatment of your notes will depend upon whether the notes are properly treated as variable rate debt instruments or contingent payment debt instruments. This in turn depends, in part, upon whether it is reasonably expected that the return on the notes during the first half of the notes’ term will be significantly greater or less than the return on the notes during the second half of the notes’ term. Based on our numerical analysis, we expect to take the position that it is not reasonably expected that the return on the notes during the first half of the notes’ term will be significantly greater or less than the return on the notes during the second half of the notes’ term. We accordingly expect to treat your notes as variable rate debt instruments for U.S. federal income tax purposes.

Based on market conditions on the trade date, we may take the position that it is reasonably expected that the return on the notes during the first half of the notes term will be significantly greater or less than the return on the notes during the second half of the notes term. In this case, we would treat your notes as contingent payment debt instruments, as discussed below under “Alternative Treatments”. We will make a final determination as to the manner in which we intend to treat the notes on the trade date based on market conditions in effect at such time. The final prospectus supplement will set forth the manner in which we intend to treat the notes for tax purposes.

Except as otherwise noted below under “Alternative Treatments,” the discussion below assumes that the notes will be treated as variable rate debt instruments for tax purposes. Under this characterization, you should include the coupon payments on the notes in ordinary income at the time you receive or accrue such payments, depending on your regular method of accounting for tax purposes.

Our determination that it is not reasonably expected that the return on your notes during the first half of the notes’ term will be significantly greater or less than the return on your notes during the second half of the notes’ term is made solely for U.S. federal income tax purposes, and is not a prediction or guarantee as to whether the return on the notes during the first half of the notes’ term will or will not be significantly greater or less than the return on the notes during the second half of the notes’ term.

You will generally recognize gain or loss upon the sale, exchange, redemption or maturity of your notes in an amount equal to the difference, if any, between the amount of cash you receive at such time (other than amounts representing accrued and unpaid interest, which will be taxable as such) and your adjusted basis in your notes. See the discussion under “United States Taxation — Taxation of Debt Securities — United States Holders — Purchase, Sale and Retirement of the Debt Securities” in the accompanying prospectus for more information.

If you purchase the notes at a discount to the principal amount of the notes, you may be subject to the rules governing market discount as described under “United States Taxation — Taxation of Debt Securities — United States Holders — Market Discount” in the accompanying prospectus. If you purchase the notes at a premium to the principal amount of the notes, you will be subject to the rules governing premium as described under “United States Taxation — Taxation of Debt Securities — United States Holders — Debt Securities Purchased at a Premium” in the accompanying prospectus.

Alternative Treatments. If it is determined that it is reasonably expected that the return on the notes during the first half of the notes’ term will be significantly greater or less than the return on the notes during the second half of the notes’ term, the notes should be treated as a debt instrument subject to special rules governing contingent payment debt instruments for U.S. federal income tax purposes. If the notes are so treated, you would be required to accrue interest income over the term of your notes based upon the yield at which we would issue a non-contingent fixed-rate debt instrument with other terms and conditions similar to your notes. In addition, you would be required to construct a projected payment schedule for the notes and you would make a “positive adjustment” to the extent of any excess of an actual payment over the corresponding projected payment under the notes, and you would make a “negative adjustment” to the extent of the excess of any projected payment over the corresponding actual payment under the notes. You would recognize gain or loss upon the sale, exchange, redemption or maturity of your notes in an amount equal to the difference, if any, between the amount you receive at such time and your adjusted tax basis in your notes. Any gain you recognize upon the sale, exchange, redemption or maturity of your notes would be treated as ordinary income and any loss recognized by you at such time would be treated as ordinary loss to the extent of interest you included in income in the current or previous taxable years in respect of your notes, and, thereafter, as capital loss.

It is also possible that the Internal Revenue Service could determine that the notes should be subject to special rules for notes that provide for alternative payment schedules if one of such schedules is significantly more likely than not to occur. If your notes are subject to those rules, you would generally be required to include the stated interest on your notes in income as it accrues even if you are otherwise subject to the cash basis method of accounting for tax purposes. The rules for notes that provide alternative payment schedules if one of such schedules is significantly more likely than not to occur are discussed under “United States Taxation—United States Holders—Original Issue Discount—Debt Securities Subject to Contingencies Including Optional Redemption” in the accompanying prospectus. You should consult your tax advisor as to the possible alternative treatments in respect of the notes.

Non-United States Holders

If you are a non-United States holder, please see the discussion under “United States Taxation —Taxation of Debt Securities — Non-United States Holders” in the accompanying prospectus for a description of the tax consequences relevant to you. You are a non-United States holder if you are the beneficial owner of the notes and are, for U.S. federal income tax purposes:

•	a nonresident alien individual;
•	a foreign corporation; or
•	an estate or trust that in either case is not subject to U.S. federal income tax on a net income basis on income or gain from the notes.

In addition, the Treasury Department has issued regulations under which amounts paid or deemed paid on certain financial instruments (“871(m) financial instruments”) that are treated as attributable to U.S.-source dividends could be treated, in whole or in part depending on the circumstances, as a “dividend equivalent” payment that is subject to tax at a rate of 30% (or a lower rate under an applicable treaty), which in the case of any coupon payments and any amounts you receive upon the sale, exchange, redemption or maturity of your notes, could be collected via withholding. If these regulations were to apply to the notes, we may be required to withhold such taxes if any U.S.-source dividends are paid on the stocks included in the underlier during the term of the notes. We could also require you to make certifications (e.g., an applicable Internal Revenue Service Form W-8) prior to any coupon payment or the maturity of the notes in order to avoid or minimize withholding obligations, and we could withhold accordingly (subject to your potential right to claim a refund from the Internal Revenue Service) if such certifications were not received or were not satisfactory. If withholding was required, we would not be required to pay any additional amounts with respect to amounts so withheld. These regulations generally will apply to 871(m) financial instruments (or a combination of financial instruments treated as having been entered into in connection with each other) issued (or significantly modified and treated as retired and reissued) on or after January 1, 2025, but will also apply to certain 871(m) financial instruments (or a combination of financial instruments treated as having been entered into in connection with each other) that have a delta (as defined in the applicable Treasury regulations) of one and are issued (or significantly modified and treated as retired and reissued) on or after January 1, 2017.  In addition, these regulations will not apply to financial instruments that reference a “qualified index” (as defined in the regulations).  We have determined that, as of the issue date of your notes, your notes will not be subject to withholding under these rules.  In certain limited circumstances, however, you should be aware that it is possible for non-United States holders to be liable for tax under these rules with respect to a combination of transactions treated as having been entered into in connection with each other even when no withholding is required.  You should consult your tax advisor concerning these regulations, subsequent official guidance and regarding any other possible alternative characterizations of your notes for U.S. federal income tax purposes.

Foreign Account Tax Compliance Act (FATCA) Withholding

Pursuant to Treasury regulations, Foreign Account Tax Compliance Act (FATCA) withholding (as described in “United States Taxation—Taxation of Debt Securities—Foreign Account Tax Compliance Act (FATCA) Withholding” in the accompanying prospectus) will generally apply to obligations that are issued on or after July 1, 2014; therefore, the notes will generally be subject to the FATCA withholding rules.

Supplemental plan of distribution; conflicts of interest

See “Supplemental Plan of Distribution” on page S-49 of the accompanying general terms supplement no. 2,913 and “Plan of Distribution — Conflicts of Interest” on page 129 of the accompanying prospectus. GS Finance Corp. estimates that its share of the total offering expenses, excluding underwriting discounts and commissions, will be approximately $           .

GS Finance Corp. will sell to GS&Co., and GS&Co. will purchase from GS Finance Corp., the aggregate face amount of the offered notes specified on the front cover of this pricing supplement. GS&Co. proposes initially to offer the notes to the public at the original issue price set forth on the cover page of this pricing supplement. GS&Co. will pay a fee of       % of the face amount to an affiliate of the dealer in connection with certain services provided directly by such affiliate to the dealer. GS&Co. is an affiliate of GS Finance Corp. and The Goldman Sachs Group, Inc. and, as such, will have a “conflict of interest” in this offering of notes within the meaning of Financial Industry Regulatory Authority, Inc. (FINRA) Rule 5121. Consequently, this offering of notes will be conducted in compliance with the provisions of FINRA Rule 5121. GS&Co. will not be permitted to sell notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.We have been advised that GS&Co. will also pay a fee in connection with the distribution of the notes to SIMON Markets LLC, a broker-dealer in which an affiliate of GS Finance Corp. holds an indirect minority equity interest.

We expect to deliver the notes against payment therefor in New York, New York on February 3, 2023.  Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on any date prior to two business days before delivery will be required to specify alternative settlement arrangements to prevent a failed settlement.

We have been advised by GS&Co. that it intends to make a market in the notes. However, neither GS&Co. nor any of our other affiliates that makes a market is obligated to do so and any of them may stop doing so at any time without notice. No assurance can be given as to the liquidity or trading market for the notes.

The notes will not be listed on any securities exchange or interdealer quotation system.

We have not authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this pricing supplement, the accompanying general terms supplement no. 2,913, the accompanying underlier supplement no. 30, the accompanying prospectus supplement or the accompanying prospectus. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This pricing supplement, the accompanying general terms supplement no. 2,913, the accompanying underlier supplement no. 30, the accompanying prospectus supplement and the accompanying prospectus is an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this pricing supplement, the accompanying general terms supplement no. 2,913, the accompanying underlier supplement no. 30, the accompanying prospectus supplement and the accompanying prospectus is current only as of the respective dates of such documents.

$

GS Finance Corp.

Autocallable Contingent Coupon S&P 500® Index-Linked Notes due

guaranteed by

The Goldman Sachs Group, Inc.

Goldman Sachs & Co. LLC